Exhibit 99.1
For Release:    Immediately

Contact:	Media -
	Aidan Gormley -Director, Global Communications and Branding	216-896-3258
aidan.gormley@parker.com
Financial Analysts -
	Robin J. Davenport, Vice President, Corporate Finance	216-896-2265
rjdavenport@parker.com

Stock symbol:	PH - NYSE

Parker Reports Record Fiscal 2015 Second Quarter Sales and Earnings per Share

•	Record second quarter sales increased 1% to $3.13 billion; organic sales increased 4%

•	Record earnings per share of $1.80 increased 8%

•	Segment operating margins increased 150 basis points to 13.7%

•	Positive order growth continues

•	Company increases fiscal 2015 full year guidance

CLEVELAND, January 27, 2015 -- Parker Hannifin Corporation (NYSE: PH), the global leader in motion and control technologies, today reported results for the fiscal 2015 second quarter ended December 31, 2014. Fiscal 2015 second quarter sales were $3.13 billion, a second quarter record, compared with $3.11 billion in the prior year quarter. Net income was $267.3 million, a 6 percent increase compared with $253.4 million in the second quarter of fiscal 2014. Fiscal 2015 second quarter earnings per share were $1.80, a second quarter record and an increase of 8 percent, compared with $1.66 in the prior year quarter. Adjusted earnings per share for the second quarter of fiscal 2015 were $1.84, compared with $1.30 in the prior year quarter. A reconciliation of reported to adjusted earnings per share is included with the financial tables accompanying this news release. Cash flow from operations was $538.5 million or 8.4 percent of sales for the first six months of fiscal 2015 compared with $540.1 million in the prior year period.

“This was a record quarter for Parker as we continue to execute very well in fiscal 2015,” said Chairman, CEO and President, Don Washkewicz. “While currency headwinds were significant, this was offset by solid organic growth of 4%. Our year-over-year segment operating margins improved by 150 basis points, primarily reflecting strength in our Diversified Industrial North America businesses and improvement in our Aerospace Systems segment.”

Segment Results
Diversified Industrial Segment: North American second quarter sales increased 5 percent to $1.4 billion, and operating income was $226.9 million compared with $200.6 million in the same period a year ago. International second quarter sales decreased 7 percent to $1.2 billion, and operating income was $136.5 million compared with $134.2 million in the same period a year ago.

Aerospace Systems Segment: Second quarter sales increased 11 percent to $558.4 million, and operating income was $66.8 million compared with $45.0 million in the same period a year ago.

Orders
Parker reported an increase of 4 percent in orders for the quarter ending December 31, 2014, compared with the same quarter a year ago. The company reported the following orders by business:

•	Orders increased 4 percent in the Diversified Industrial North America businesses compared with the same quarter a year ago.

•	Orders increased 1 percent in the Diversified Industrial International businesses compared with the same quarter a year ago.

•	Orders increased 9 percent in the Aerospace Systems segment on a rolling 12-month average basis.

Share Repurchases
During the second quarter of fiscal year 2015, the company completed share repurchases of $817 million.

Outlook
For the fiscal year ending June 30, 2015, the company has increased guidance for earnings from continuing operations to the range of $7.70 to $8.10 per share, or $7.90 to $8.30 per share on an adjusted basis. Fiscal year 2015 guidance is adjusted for expected restructuring expenses of approximately $0.20 per share.

Washkewicz added, “We are increasing our fiscal 2015 full year guidance to primarily reflect strong first half performance and the impact of our share repurchase program. We expect currency headwinds into the future. Despite these conditions, Parker remains on track to deliver a record year.”

NOTICE OF CONFERENCE CALL: Parker Hannifin's conference call and slide presentation to discuss its fiscal 2015 second quarter results are available to all interested parties via live webcast today at 11:00 a.m. ET, on the company's investor information web site at www.phstock.com. To access the call, click on the "Live Webcast" link. From this link, users also may complete a pre-call system test and register for e-mail notification of future events and information available from Parker. A replay of the conference call will also be available at www.phstock.com for one year after the call.

With annual sales exceeding $13 billion in fiscal year 2014, Parker Hannifin is the world's leading diversified manufacturer of motion and control technologies and systems, providing precision-engineered solutions for a wide variety of mobile, industrial and aerospace markets. The company employs approximately 57,500 people in 50 countries around the world. Parker has increased its annual dividends paid to shareholders for 58 consecutive fiscal years, among the top five longest-running dividend-increase records in the S&P 500 index. For more information, visit the company's website at www.parker.com, or its investor information website at www.phstock.com.

Note on Orders
Orders provide near-term perspective on the company's outlook, particularly when viewed in the context of prior and future quarterly order rates. However, orders are not in themselves an indication of future performance. All comparisons are at constant currency exchange rates, with the prior year restated to the current-year rates. All exclude acquisitions until they can be reflected in both the numerator and denominator. Aerospace comparisons are rolling 12-month average computations. The total Parker orders number is derived from a weighted average of the year-over-year quarterly percent change in orders for Diversified Industrial North America and Diversified Industrial International, and the year-over-year 12-month rolling average of orders for the Aerospace Systems segment.

Note on Non-GAAP Numbers
This press release contains references to (a) earnings per diluted share without the effect of restructuring expenses, the effects of a joint venture and the effects of asset write downs; and (b) the effect of restructuring expenses on forecasted earnings from continuing operations per diluted share. The effects of restructuring expenses, the effects of a joint venture and the effects of asset write downs are removed to allow investors and the company to meaningfully evaluate changes in earnings per diluted share and segment operating margins on a comparable basis from period to period.

Forward-Looking Statements
Forward-looking statements contained in this and other written and oral reports are made based on known events and circumstances at the time of release, and as such, are subject in the future to unforeseen uncertainties and risks. All statements regarding future performance, earnings projections, events or developments are forward-looking statements. It is possible that the future performance and earnings projections of the company, including its individual segments, may differ materially from current expectations, depending on economic conditions within its mobile, industrial and aerospace markets, and the company's ability to maintain and achieve anticipated benefits associated with announced realignment activities, strategic initiatives to improve operating margins, actions taken to combat the effects of the current economic environment, and growth, innovation and global diversification initiatives. A change in the economic conditions in individual markets may have a particularly volatile effect on segment performance. Among other factors which may affect future performance are: changes in business relationships with and purchases by or from major customers, suppliers or distributors, including delays or cancellations in shipments, disputes regarding contract terms or significant changes in financial condition, changes in contract cost and revenue estimates for new development programs and changes in product mix; ability to identify acceptable strategic acquisition targets; uncertainties surrounding timing, successful completion or integration of acquisitions and similar transactions; the ability to successfully divest businesses planned for divestiture and realize the anticipated benefits of such divestitures; the determination to undertake business realignment activities and the expected costs thereof and, if undertaken, the ability to complete such activities and realize the anticipated cost savings from such activities; ability to implement successfully the Company’s capital allocation initiatives, including timing, price and execution of share repurchases; threats associated with and efforts to combat terrorism; uncertainties surrounding the ultimate resolution of outstanding legal proceedings, including the outcome of any appeals; competitive market conditions and resulting effects on sales and pricing; increases in raw material costs that cannot be recovered in product pricing; the company's ability to manage costs related to insurance and employee retirement and health care benefits; and global economic factors, including manufacturing activity, air travel trends, currency exchange rates, difficulties entering new markets and general economic conditions such as inflation, deflation, interest rates and credit availability. The company makes these statements as of the date of this disclosure, and undertakes no obligation to update them unless otherwise required by law.

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PARKER HANNIFIN CORPORATION - DECEMBER 31, 2014				Exhibit 99.1
CONSOLIDATED STATEMENT OF INCOME
(Unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands except per share amounts)	2014	2013	2014	2013

Net sales	$3,134,993	$3,106,006	$6,404,925	$6,332,150
Cost of sales	2,401,584	2,419,971	4,861,449	4,896,380
Gross profit	733,409	686,035	1,543,476	1,435,770
Selling, general and administrative expenses	379,804	398,636	780,644	805,566
Goodwill and intangible asset impairment	—	188,870	—	188,870
Interest expense	27,645	20,851	48,606	41,809
Other (income), net	(17,306)	(417,638)	(25,675)	(419,881)
Income before income taxes	343,266	495,316	739,901	819,406
Income taxes	75,931	241,912	192,395	321,682
Net income	267,335	253,404	547,506	497,724
Less: Noncontrolling interests	83	116	165	120
Net income attributable to common shareholders	$267,252	$253,288	$547,341	$497,604

Earnings per share attributable to common shareholders:
Basic earnings per share	$1.84	$1.70	$3.72	$3.34
Diluted earnings per share	$1.80	$1.66	$3.66	$3.28

Average shares outstanding during period - Basic	145,493,247	149,153,599	147,116,038	149,195,452
Average shares outstanding during period - Diluted	148,182,777	152,151,024	149,463,280	151,743,389

Cash dividends per common share	$0.63	$0.45	$1.11	$0.90

RECONCILIATION OF NET INCOME AND EARNINGS PER DILUTED SHARE TO ADJUSTED NET INCOME AND EARNINGS PER DILUTED SHARE
Net income	$267,335	$253,404	$547,506	$497,724
Adjustments:
Restructuring charges	6,450	9,565	11,962	18,134
Asset writedowns	—	192,188	—	192,188
Gain related to joint venture agreement	—	(255,652)	—	(255,652)
Adjusted net income	$273,785	$199,505	$559,468	$452,394

Earnings per diluted share	$1.80	$1.66	$3.66	$3.28
Adjustments:
Restructuring charges	0.04	0.06	0.08	0.12
Asset writedowns	—	1.26	—	1.26
Gain related to joint venture agreement	—	(1.68)	—	(1.68)
Adjusted earnings per diluted share	$1.84	$1.30	$3.74	$2.98

PARKER HANNIFIN CORPORATION - DECEMBER 31, 2014				Exhibit 99.1
BUSINESS SEGMENT INFORMATION BY INDUSTRY
(Unaudited)	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in thousands)	2014	2013	2014	2013
Net sales
Diversified Industrial:
North America	$1,389,207	$1,325,402	$2,861,019	$2,713,277
International	1,187,400	1,276,851	2,450,897	2,547,646
Aerospace Systems	558,386	503,753	1,093,009	1,071,227
Total net sales	$3,134,993	$3,106,006	$6,404,925	$6,332,150
Segment operating income
Diversified Industrial:
North America	$226,888	$200,628	$491,124	$434,826
International	136,525	134,198	326,330	307,608
Aerospace Systems	66,817	45,034	132,166	102,332
Total segment operating income	430,230	379,860	949,620	844,766
Corporate general and administrative expenses	51,360	46,819	106,804	94,029
Income before interest expense and other expense	378,870	333,041	842,816	750,737
Interest expense	27,645	20,851	48,606	41,809
Other expense (income)	7,959	(183,126)	54,309	(110,478)
Income before income taxes	$343,266	$495,316	$739,901	$819,406

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - DECEMBER 31, 2014
CONSOLIDATED BALANCE SHEET
(Unaudited)	December 31,	June 30,	December 31,
(Dollars in thousands)	2014	2014	2013
Assets
Current assets:
Cash and cash equivalents	$1,075,307	$1,613,555	$2,139,522
Marketable securities and other investments	886,879	573,701	—
Trade accounts receivable, net	1,572,864	1,858,176	1,625,782
Non-trade and notes receivable	428,090	388,437	236,067
Inventories	1,453,996	1,371,681	1,448,628
Prepaid expenses	160,335	129,837	169,262
Deferred income taxes	150,301	136,193	125,612
Total current assets	5,727,772	6,071,580	5,744,873
Plant and equipment, net	1,716,489	1,824,294	1,820,312
Goodwill	3,011,894	3,171,425	3,161,699
Intangible assets, net	1,090,972	1,188,282	1,220,547
Other assets	1,021,272	1,018,781	916,505
Total assets	$12,568,399	$13,274,362	$12,863,936

Liabilities and equity
Current liabilities:
Notes payable	$242,043	$816,622	$1,217,292
Accounts payable	1,145,202	1,252,040	1,074,512
Accrued liabilities	817,152	960,523	839,095
Accrued domestic and foreign taxes	134,754	223,611	172,204
Total current liabilities	2,339,151	3,252,796	3,303,103
Long-term debt	2,725,510	1,508,142	1,507,019
Pensions and other postretirement benefits	1,309,477	1,346,224	1,303,527
Deferred income taxes	86,606	94,819	112,561
Other liabilities	347,514	409,573	339,440
Shareholders' equity	5,756,749	6,659,428	6,295,226
Noncontrolling interests	3,392	3,380	3,060
Total liabilities and equity	$12,568,399	$13,274,362	$12,863,936

		Exhibit 99.1
PARKER HANNIFIN CORPORATION - DECEMBER 31, 2014
CONSOLIDATED STATEMENT OF CASH FLOWS
(Unaudited)	Six Months Ended December 31,
(Dollars in thousands)	2014	2013

Cash flows from operating activities:
Net income	$547,506	$497,724
Depreciation and amortization	160,625	170,090
Stock incentive plan compensation	52,217	75,370
Goodwill and intangible asset impairment	—	188,870
Gain on sale of deconsolidation of subsidiary	—	(412,612)
Gain on sale of businesses	(5,791)	—
Net change in receivables, inventories, and trade payables	2,205	53,841
Net change in other assets and liabilities	(167,918)	(80,362)
Other, net	(50,347)	47,188
Net cash provided by operating activities	538,497	540,109
Cash flows from investing activities:
Acquisitions (net of cash of $3,979 in 2014)	(18,640)	728
Capital expenditures	(109,781)	(111,847)
Proceeds from sale of plant and equipment	3,902	8,790
Proceeds from sale of businesses	22,779	—
Proceeds from deconsolidation of subsidiary	—	202,498
Purchases of marketable securities and other investments	(971,606)	—
Maturities and sales of marketable securities and other investments	475,851	—
Other, net	(43,239)	(728)
Net cash (used in) provided by investing activities	(640,734)	99,441
Cash flows from financing activities:
Net payments for common stock activity	(852,524)	(81,784)
Net proceeds from (payments for) debt	669,975	(116,834)
Dividends	(164,758)	(134,718)
Net cash (used in) financing activities	(347,307)	(333,336)
Effect of exchange rate changes on cash	(88,704)	51,896
Net (decrease) increase in cash and cash equivalents	(538,248)	358,110
Cash and cash equivalents at beginning of period	1,613,555	1,781,412
Cash and cash equivalents at end of period	$1,075,307	$2,139,522

		Exhibit 99.1
PARKER HANNIFIN CORPORATION
RECONCILIATION OF FORECASTED EARNINGS PER DILUTED SHARE TO ADJUSTED FORECASTED EARNINGS PER DILUTED SHARE
(Unaudited)
(Amounts in dollars)
	Fiscal Year 2015
Forecasted earnings per diluted share	$7.70 to $8.10
Adjustments:
Restructuring	0.20
Adjusted forecasted earnings per diluted share	$7.90 to $8.30